TRULITE, INC.
Three Riverway
Suite 1700
Houston, TX 77056

October 5, 2006

Mark Webb, Esq.
Legal Branch Chief
United States Securities and Exchange Commission
100 F Street, N.W.
Mail Room 4561
Washington, D.C. 20549

RE:	Trulite, Inc.
Amendment No. 5 to Registration Statement on Form 10-SB
Filed July 28, 2005
File No. 0-51696

Dear Mr. Webb:

This letter is in response to the comments contained in the Staff’s letter to John Sifonis, dated August 10, 2006 (the “Comment Letter”) concerning the above-referenced registration statement (the “Registration Statement”). The responses below correspond to the numbered comments contained in the Comment Letter. Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Registration Statement.

Certain Relationships and Related Transactions, page 38

1. Please disclose that Mr. Moran pled guilty in 1991 to charges of securities fraud and mail fraud. See page 41.

We have made the requested disclosure in the revised Form 10-SB filed concurrently with this letter.

2. Please explain to us how the activities for which Mr. Moran has contracted with the Company are consistent with the permanent injunctions entered against him by the U.S. District Court of the Southern District of New York in 1994.

Mark Webb, Esq., Legal Branch Chief
United States Securities and Exchange Commission
October 5, 2006

The activities for Boru Enterprises, Inc. (“Boru”) (a corporation affiliated with Mr. Moran) contracted with the Company1 consist of:

• Identifying an NASD member firm to make a Rule 15c2-11 filing with the NASD.

• Coordinating with the Company and its counsel in filing with the SEC a Registration Statement on Form SB-2.

• After the Company’s Registration Statement on Form SB-2 is declared effective, introducing the Company to NASD member firms that may have an interest in helping the Company raise capital in the public markets.2

• Identifying potential investors to the Company so that the Company or NASD member firms engaged by the Company may discuss a potential investment directly with the potential investors.2

• Providing general consulting advice regarding the process for going public.

The permanent injunction entered against Mr. Moran by the U.S. District Court for the Southern District of New York in 1994 (the “Moran Injunction”) enjoins Mr. Moran from directly or indirectly:

• Violating Sections 5(a) or 5(c) of the Securities Act of 1933 (the “Securities Act”);

• Violating Section 17(a) of the Securities Act or Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 under the Exchange Act;

• Violating Section 10(b) of the Exchange Act and Rule 10b-6 under the Exchange Act; or

• Violating Section 9(a)(2) of the Exchange Act.

1 The Company and Boru restated their consulting agreement (“Consulting Agreement”) to reflect more accurately the consulting services provided by Boru. The restated Consulting Agreement has been filed as an exhibit to the Form 10-SB filed concurrently with this letter.

2 Neither Boru nor Mr. Moran is authorized to solicit or negotiate an investment in the Company from potential or current investors.

Mark Webb, Esq., Legal Branch Chief
United States Securities and Exchange Commission
October 5, 2006

The activities for which Boru has contracted with the Company do not include the direct or indirect offer or sale by Boru of a security, and, therefore, those activities do not violate the provisions of Section 5(a), 5(c) or 17(a) of the Securities Act or Section 10(b) of the Exchange Act and Rules 10b-5 and former rule 10b-6 under the Exchange Act. The Consulting Agreement contemplates that Boru will identify potential investors to the Company and the introduction by Boru to the Company of NASD members who may have an interest in raising capital, but Boru is not authorized to negotiate on behalf of the Company with any person with respect to an investment in the Company.

Note that Section 17(a) of the Securities Act, as well as Section 10(b) of the Exchange Act and Rule 10b-5 thereunder contemplate the use of fraud or manipulative or deceptive devices in connection with the offer or sale of a security. The Consulting Agreement in no way contemplates that Boru will or authorizes Boru to engage in fraudulent activity or manipulative or deceptive devices.

The provisions of former Rule 10b-6 under the Exchange Act prohibited certain transactions or attempts to solicit transactions by participants in a distribution of securities in the security that is the subject of the distribution. The Consulting Agreement does not authorize Boru to or contemplate that Boru will engage in or solicit others to engage in the types of transactions prohibited by Former Rule 10b-6.

Section 9(a)(2) of the Exchange Act prohibits activities that create actual or apparent active trading in securities registered on a national securities exchange which creates actual or apparent active trading in such security, or which raises or depresses the price of such security, for the purpose of inducing the purchase or sale of such security by others. The Consulting Agreement does not authorize Boru to or contemplate that Boru will engage in the activities prohibited by Section 9(a)(2) of the Exchange Act. Also, note that the Company does not have any securities registered on a national securities exchange, nor does the Company anticipate that it will have securities registered on a national securities exchange during the next 12 months.

Audit Opinion, page F -15

3. Please have your auditors revise their audit opinion explanatory paragraph to indicate that the restatement disclosures are located in Note B.

The last paragraph of the Audit Opinion on Page F-15 has been modified to state: “As more fully described in Note B,...” rather than referring to Note L as in the previous submission.

Mark Webb, Esq., Legal Branch Chief
United States Securities and Exchange Commission
October 5, 2006

Note J - Common Stock Options, Page F-26

4. Please refer to our previous comment 6. We have reviewed the information contained in Annex A of your previous response. Please revise to disclose the following information related to the assumptions used in your calculation of the value of your stock options:

-
Please disclose why your stock price assumption of $ 0.20 per share is appropriate. We note in your Statement of Stockholder’s Equity that all shares of common stock issued since inception have been issued at a price of $1.00 per share.

Please note that the $ 1.00 issue price is the common stock price pre-stock split in the Statement of Stockholder’s Equity. Note I of the December 31, 2005 financial statements discusses the 5-for-one stock split. The $0.20 stock price (on a post-split basis) is based on the last observable market value for the Company’s Common Stock prior to the grant date for the options granted in January 2006.

-	Please note why you have used an expected life of 4 years when you disclose an assumption of expected life of 7 years on page F-24.

The disclosure on page F-24 should have been four years rather than seven. Please note we have changed the assumption of expected life to four years on page F-29.

-
Please disclose why you used an estimate of 5,000 exercisable shares to determine the total fair value of the options granted. We note your disclosure on page F-29 that states that no options were exercisable at December 31, 2005. Also your options do not appear to have graded vesting terms and therefore should be recognized on a straight line basis over the term of the options as required by paragraph 30 of SFAS 123.

The Black-Scholes model that was attached as Annex A was for the period ending March 31, 2006 (please see the comment below - we apologize for the confusion caused by having the wrong date in the left hand column). Options to purchase a total of 5,000 shares were granted and immediately exercisable in the quarter ending March 31, 2006 and this number was used to determine the fair value.

The second paragraph in Footnote J on page F-34 is correct in stating that none of the option shares were exercisable as of December 31, 2005.

Mark Webb, Esq., Legal Branch Chief
United States Securities and Exchange Commission
October 5, 2006

Note 2 (second paragraph in the Stock-Based Compensation Plan section) to the Financial Statements for the Quarterly Period Ending June 30, 2006 states that “the straight-line method under SFAS No. 123R” was used. Compensation expense was also recognized on a straight line basis for the year ended December 31, 2005.

-	Revise to disclose why you have used option information as of December 31, 1997 considering that your Company was incorporated on July 15, 2004.

Annex A should have said “Options Exercisable at 3/31/06” rather than 12/31/97 as you correctly pointed out. Thank you for noting this error. A revised copy of the option valuation model with the correct dates is attached as Annex A.

-	Considering the numerous changes in your option valuation models and the assumptions used therein, please provide the disclosures required by APB 20.

We have not made any substantive changes in our option valuation models that resulted in a material change in our prior valuations. We apologize, again, for any confusion in this regard as a result of the error in dating Annex A.

In Note 2 to the Quarterly Financial Statements for the period ended June 30, 2006 , the Company disclosed that it had adopted SFAS No. 123, which recognizes share-based payments to employees based on their fair values as of the date of grant, as of January 1, 2006. Prior to January 1, 2006, the Company had used the intrinsic value method for grants of options under APB No. 25. For all grants made after January 1, 2006, we have followed the requirements of SFAS 123(R).

Thank you for your attention to this matter. We look forward to hearing from you. Direct questions or requests for clarification of matters addressed in this letter may be addressed to the undersigned or to Jim Ryan of Jackson Walker L.L.P. at (214) 953-5801.

Sincerely,

/s/ Jonathan Godshall, President

Trulite, Inc.

cc:	Gregory Dundas
Jim Ryan

Annex A

[Corrected Valuation Model]

BLACK-SCHOLES MODEL
FOR OPTION OFFERED

INPUT VARIABLES	Granted 1/2006
Stock Price at Grant Date	$0.20
Exercise Price of Option	$0.88
Term - Expected Life of Option	4.00
Expected Volatility of Stock Price	48.000%
Expected Dividend Yield	0.000%
Discount Rate on Zero-Coupon Bond	5.400%

INTERMEDIATE COMPUTATIONS
Present Value of Stock Ex-dividend	$0.20
Present Value of Exercise Price	$0.71
Cumulative Volatility	96.000%

CALL OPTION
Proportion of Stock Present Value	20.008%
Proportion of Exercise Price PV	-3.583%
Call Option Value	$0.01454

Options Granted during Quarter Ended 3/31/06	5,000
(all of which are exercisable)
Compensation Cost	$72.69

HISTORICAL VOLATILITY
Computed volatility	48.000%

Obtained from Merrill Lynch (713) 840-4700

TRULITE, INC.
Three Riverway
Suite 1700
Houston, TX 77056

October 5, 2006

Mark Webb, Esq.
Legal Branch Chief
United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:	Trulite, Inc. Registration Statement on Form 10-SB File No. 0-51696
Dear Mr. Webb:

This letter will confirm that Jim Ryan of Jackson Walker L.L.P. will be acting as counsel for Trulite, Inc. in connection with the referenced Registration Statement.

Please feel free to call me with any questions or comments you may have concerning this matter.

Sincerely,

/s/ Jonathan Godshall

Jonathan Godshall, President
Trulite, Inc.

cc:	Gregory Dundas Jim Ryan